Exhibit 5.1

[Letterhead of Cleary Gottlieb Steen & Hamilton LLP]

January 26, 2007

NTR Acquisition Co.

100 Mill Plain Road, Suite 320

Danbury, CT 06811

Ladies and Gentlemen:

We have acted as counsel to NTR Acquisition Co., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (No. 333-135394) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to 25,000,000 units (the “Units”), each Unit comprising one share of the Company’s common stock, par value $0.001 per share (the “Common Stock” and the shares of Common Stock underlying the Units, the “Shares”), for an aggregate of 25,000,000 Shares, and one warrant (the “Warrants”) to purchase one share of Common Stock (the “Warrant Shares”), for an aggregate of 25,000,000 Warrants.

In arriving at the opinion expressed below, we have reviewed the following documents:

(a) the Registration Statement;

(b) the Form of Second Amended and Restated Certificate of Incorporation of the Company, included as Exhibit 3.1 to the Registration Statement;

(c) the Company’s Bylaws, as amended to date and currently in effect, included as Exhibit 3.2 to the Registration Statement; and

(d) the resolutions of the Company’s Board of Directors authorizing the issuance and sale of the Units, Shares, Warrants, and the Warrant Shares.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

NTR Acquisition Co.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

(1) Units. The Units, when issued, delivered and sold in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

(2) Shares. The Shares included in the Units, when issued, delivered and sold in accordance with and in the manner described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

(3) Warrants. The Warrants included in the Units, when issued, delivered and sold in accordance with and in the manner described in the Registration Statement, will constitute valid and legally binding obligations of the Company, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law, and the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Raymond B. Check
Raymond B. Check, a Partner